CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 033-19949 on Form N-4 of our report dated April 16, 2025, relating to the financial statements and financial highlights of the individual Sub-Accounts which comprise Talcott Resolution Life Insurance Company Separate Account Two, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

April 24, 2025